Exhibit (h)(8)

COMPLIANCE SERVICES AGREEMENT

THIS COMPLIANCE SERVICES AGREEMENT, is made this 12th day of January 2012, by and between:

 CFS CONSULTING SERVICES, LLC ("CCS"), a Texas Limited Liability Company having its principal place of business in Houston, Texas; and

CAPSTONE CHURCH CAPITAL FUND (“CCCF”), a Delaware statutory trust, and STEWARD FUNDS, INC. (“SFI”) and CAPSTONE SERIES FUND, INC. (“CSFI”), each a Maryland corporation having its principal place of business in Houston, Texas (CCCF, SFI and CSFI are “Companies” herein).  The Companies adopt this Compliance Services Agreement on behalf of their portfolios listed on Schedule A hereto (each a "Fund”).

W I T N E S S E T H

WHEREAS, the Companies and the Funds are each engaged in business as management investment companies and are registered as such under the Investment Company Act of 1940 ("Act"); and

WHEREAS, CCS is engaged in providing services to investment companies, including compliance services as described herein; and

WHEREAS, the Companies desire to retain CCS to render compliance services to the Funds, in the manner and on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the terms and provisions hereinafter set forth, the parties hereto agree as follows:

1.
Employment of CCS. The Companies hereby employ CCS to perform the duties set forth in Paragraph 2 hereof for the period and on the terms hereinafter set forth and to provide the services of the Chief Compliance Officer designated in Section 2 hereof.  CCS hereby accepts such employment and agrees during such period to render the services herein set forth for the compensation herein provided. CCS shall for all purposes herein be deemed to be an independent contractor and, except as expressly provided or authorized (whether herein or otherwise), shall have no authority to act for or represent the Companies or the Funds in any way or otherwise be deemed an agent of the Companies or the Funds, provided that the Chief Compliance Officer, as designated herein, shall act as an appointed officer of the Companies and Funds and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Companies and Funds.

2.
Designation of Chief Compliance Officer.  The Companies hereby designate Richard A. Nunn as Chief Compliance Officer for the Companies to have responsibility for administering the Companies’ policies and procedures adopted under Rule 38a-1 under the Investment Company Act of 1940 and to perform the responsibilities of Chief Compliance Officer in accordance with this Agreement for the compensation provided in Section 5 hereof.

3.
Duties of CCS. CCS undertakes to provide the following services and to assume the following obligations, subject to the supervision of the Funds’ Chief Compliance Officer and the overall direction of the board of directors or trustees and officers of each Company:

(a)
To provide continuing implementation of a compliance program for the Funds pursuant to Rule 38a-1 under the Act (“Rule 38a-1”), such program to contain policies and procedures reasonably designed to prevent the Funds from violating Federal Securities Laws (as defined in Rule 38a-1), including policies and procedures (“Policies and Procedures”) that provide for the oversight of compliance by each of the Funds’ investment adviser(s) (including any sub-adviser), principal underwriter, administrator, and transfer agent (each, a “Service Provider”).

(b)	To provide such compliance oversight of, and reports regarding, the custodian of each of the Funds and such other matters as a board of directors or trustees shall request from time to time.

(c)
To assure that all Policies and Procedures have been approved by each Fund’s board of directors or trustees, including a majority of the directors or trustees who are not interested persons of the Fund, based on a finding that the Policies and Procedures are reasonably designed to prevent violation of the Federal Securities Laws by the Fund, and by the Fund’s Service Providers;

(d)	To assist the Funds’ Chief Compliance Officer in preparing for periodic meetings with the Funds’ independent directors or trustees.

(e)
To assist the Funds’ Chief Compliance Officer in reviewing, no less frequently than annually, the adequacy of such Policies and Procedures and the effectiveness of their implementation and to recommend to the Funds’ Chief Compliance Officer any changes deemed advisable as a result of such review;

(f)
To assist the Funds’ Chief Compliance Officer in preparing his annual report to the Funds’ boards of directors or trustees required by Rule 38a-1, such report to address the operation of the Policies and Procedures, any material changes made to the Policies and Procedures since the date of the last report, any material changes to the Policies and Procedures recommended as a result of the annual review conducted pursuant to paragraph 2(c), above, and each Material Compliance Matter (as defined in Rule 38a-1) that occurred since the date of the last report;

(g)
To assure that the Funds maintain copies, of: (1) Policies and Procedures, as currently in effect or as in effect at any time within the past five years, in an easily accessible place; (2) copies of materials provided to the Funds’ boards of directors or trustees in connection with their approval of the Policies and Procedures and of written reports provided to the Funds’ boards of directors or trustees pursuant to paragraph (a)(4)(iii) of Rule 38a-1, all such copies to be maintained for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and (3) any records documenting the Funds’ annual review pursuant to paragraph (a)(3) of Rule 38a-1, such records to be maintained for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place;

(h)
To track regulatory changes, industry rules and best practices, and guidance from legal and accounting communities in order to make recommendations to the Chief Compliance Officer for changes or additions to Policies and Procedures to assure that they are kept up-to-date and that the Funds’ boards of directors or trustees are kept informed of developments;

(i)
To assist the Funds’ Chief Compliance Officer in such other compliance-related matters as he may request from time to time, such as: the conduct of internal monitoring and auditing of Fund operations; monitoring of compliance by the Funds’ directors or trustees with ethics policies; monitoring of compliance by committees of the Funds’ boards of directors or trustees with their charters; responding to regulatory investigations and queries; and other compliance matters; and

(j)	To make its officers and employees available to the Funds’ boards of directors or trustees and officers for consultation and discussions regarding compliance management of the Funds.

4.	Expenses of CCS and the Funds.

(a)
CCS.  Except as otherwise provided in Schedule B to this Agreement, CCS assumes and shall pay for maintaining the staff and personnel and shall at its own expense provide the equipment (other than equipment used in connection with the Funds' custodial system), office space and facilities necessary to perform its obligations under this Agreement.

(b)
The Companies and the Funds.  The Companies and the Funds assume and shall pay or shall arrange for others to pay all other expenses of the Companies and the Funds, including, but not by limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments; (iii) compensation of the directors or trustees of the Companies other than those who are affiliated persons of the Funds’ investment adviser(s) (including any sub-adviser) or administrator; (iv) fees of outside counsel to, and of independent accountants of, the Companies and/or the Funds selected by the Funds’ boards of directors or trustees; (v) payments pursuant to the Funds’ investment advisory, subadvisory, administration, compliance services, and class action and Fair Fund services contracts, and fees and expenses of the Funds’ custodians, registrars and transfer agents; (vi) expenses related to the repurchase or redemption of the Funds' shares  including expenses related to a program of periodic repurchases or redemptions; (vii) expenses related to the issuance of the Funds' shares against payment therefore by or on behalf of the subscribers thereto; (viii) fees and related expenses of registering and  qualifying the Companies, the Funds and their shares for distribution under state and federal securities laws; (ix) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the Companies and the Funds; (x) all other expenses incidental to holding meetings of  the shareholders of the Companies and the Funds including proxy solicitations therefor; (xi) expenses for servicing shareholder accounts; (xii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiii) dues for membership of the Companies and the Funds in trade associations approved by the Funds’ boards of directors or trustees; (xiv) payments pursuant to a Fund’s Service and Distribution Plan, Service Plan or Administrative Services Plan; and (xv) such non-recurring expenses as may arise, including those associated with actions, suits or proceedings arising out of the activities of the Companies or the Funds to which a Company or a Fund is a party and the legal obligation which a Company or a Fund may have to indemnify the officers and directors with respect thereto. To the extent that any of the foregoing expenses are allocated among the Companies, the Funds and any other party, such allocations shall be made pursuant to methods approved by the Funds’ boards of directors or trustees.

5.	Compensation. Compensation for the services of CCS and the Chief Compliance Officer provided under this Agreement will be paid as provided in Schedule B hereto.

6.
Activities of CCS and Chief Compliance Officer.  The services of CCS and the Chief Compliance Officer to the Funds hereunder are not to be deemed exclusive and CCS and the Chief Compliance Officer shall be free to render similar services to others.

7.
Liabilities of CCS and the Chief Compliance Officer. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of CCS or the Chief Compliance Officer, CCS or the Chief Compliance Officer, as applicable, shall not be liable to a Company, a Fund, or to any shareholder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8.	Renewal. The term of this Agreement shall commence on the date hereof and shall continue in effect until terminated in accordance with Paragraph 8 hereof.

9.
Amendments; Addition of Funds. This Agreement may be amended by written agreement between the parties at any time provided such amendment is authorized or approved by the board of directors or trustees of the applicable Company or Companies, and in accordance with any applicable regulatory requirements.  A Fund may be added to Schedule A hereto, and its fee schedule may be added to Schedule B hereto, at any time provided such addition is approved by the applicable Fund’s board of directors or trustees.

10.
Termination.  This Agreement may be terminated with respect to one or more Funds without the payment of any penalty (i) by a Company on 60 days’ notice to CCS or (ii) by CCS on 90 days’ written notice to the applicable Company or Companies.

11.	Exceptions Resulting from Board Action Under Rule 38a-1

a.
Termination.  The Chief Compliance Officer may be removed from his responsibilities with respect to a Fund by action of, and only with the approval of, the board of directors or trustees, including a majority of the independent directors or trustees, of that Fund.  If the board of directors or trustees of a Fund dismisses the Chief Compliance Officer, this Agreement will either end immediately with respect to that Fund or, at the discretion of both parties, CCS may present for consideration and approval by the applicable board of directors or trustees an alternative Chief Compliance Officer to continue the Chief Compliance Officer duties set forth in this Agreement.

b.
Prevention of Termination.  If CCS wishes to dismiss the Chief Compliance Officer under the terms of CCS’s arrangement with the Chief Compliance Officer, CCS will present its plan of action to the Companies’ boards of directors and trustees prior to taking such action.  Under such circumstances, CCS may, at its own discretion, offer to present to the boards of directors and trustees of the Companies another candidate for Chief Compliance Officer who would work through CCS.  The Agreement would continue with respect to each Company or Fund as to which the applicable board of directors or trustees approves the new Chief Compliance Officer proposed by CCS.  For any Fund or Company as to which the applicable board of directors or trustees chooses to engage its own Chief Compliance Officer as a result of CCS dismissing the Chief Compliance Officer under this Agreement, the Agreement with respect to that Fund or Company would terminate and the applicable Fund or Company would pay CCS only for such fees and out-of-pocket expenses (as defined in Schedule B hereto) as are accrued up to the time when the new Chief Compliance Officer officially assumes responsibility.  CCS will make every effort to assist the applicable board of directors or trustees in a smooth transition during this period.

c.
Resignation by Chief Compliance Officer.  If the Chief Compliance Officer voluntarily resigns as Chief Compliance Officer of a Company or a Fund, CCS may present for consideration by the applicable board of directors or trustees an alternative Chief Compliance Officer to continue Chief Compliance Officer duties under this Agreement.  If the applicable board of directors or trustees chooses to end its relationship with CCS with respect to that Company or Fund as a result of such voluntary resignation by the Chief Compliance Officer, the contract with CCS would end with respect to that Company or Fund and the applicable Company or Fund would pay CCS only for such fees and out-of-pocket expenses (as defined in Schedule B hereto) as are accrued up to the time when the new Chief Compliance Officer retained by such board of directors or trustees officially assumes responsibility.  CCS will make every effort to assist the applicable board of directors or trustees in a smooth transition during this period.

12.
Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to CCS:

CFS Consulting Services, LLC
3700 West Sam Houston Parkway South
Suite 250
Houston, Texas 77042

If to a Company, as applicable:
Steward Funds, Inc.
3700 West Sam Houston Parkway South
Suite 250
Houston, Texas 77042

Capstone Series Fund, Inc.
3700 West Sam Houston Parkway South
Suite 250
Houston, Texas 77042

Capstone Church Capital Fund
3700 West Sam Houston Parkway South
Suite 250
Houston, Texas 77042

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 10.

13.
Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

14.
Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

15.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

16.
Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Companies, including each Fund, as a diversified open-end management company or closed-end interval fund, as applicable.

17.
Limitation of Liability for Claim. The Declaration of Trust of CCCF, a copy of which, together with all amendments thereto, is maintained at the offices of CCCF, provides that “A Trustee, when acting in such capacity, shall not be personally liable to any person other than the Trust or a beneficial owner for any act, omission or obligation of the Trust or any Trustee.  A Trustee shall not be liable for any act or omission or any conduct whatsoever in his capacity as Trustee, provided that nothing contained herein or in the Delaware Act shall protect any Trustee against any liability to the Trust or to Shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee hereunder. No Trustee shall be responsible or liable for any neglect or wrong-doing of any officer, agent, employee, Investment Adviser, Administrator, Principal Underwriter, or service provider or consultant of the Trust, nor shall any Trustee be responsible for the act or omission of another Trustee. No Trustee who has been determined to be an “audit committee financial expert” (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto) by the Board of Trustees shall be subject to any greater liability or duty of care in discharging such Trustee’s duties and responsibilities by virtue of such determination than is any Trustee who has not been so designated.”

CCS is hereby expressly put on notice of the foregoing limitations of liability of CCCF’s trustees and hereby agrees that the obligations assumed by CCCF pursuant to this Agreement shall be limited in all cases to CCCF and its assets, and CCS shall not seek satisfaction of any such obligation from shareholders or any shareholder of CCCF or any other series of CCCF or its shareholders, or from any trustee, officer, employee or agent of CCCF.

With respect to SFI and CSFI, CCS understands that the rights and obligations of each Fund, or series, under the respective Articles of Incorporation are separate and distinct from those of any and all other series.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

STEWARD FUNDS, INC.

By /s/ Edward L. Jaroski

Name: Edward L. Jaroski
Title: President

CAPSTONE SERIES FUND, INC.

By /s/ Edward L. Jaroski

Name: Edward L. Jaroski
Title: President

CAPSTONE CHURCH CAPITAL FUND

By /s/ Edward L. Jaroski

Name: Edward L. Jaroski
Title: President

CFS CONSULTING SERVICES, LLC

By /s/ Edward L. Jaroski
Name: Edward L. Jaroski
Title: President

SCHEDULE A

1.  The Steward Funds “group of investment companies,” as that term is used in Rule 11a-3 under the Investment Company Act of 1940:

a.           The following Steward Funds series of SFI are Funds under the Compliance Services Agreement:

Steward Large Cap Enhanced Index Fund
Steward Global Equity Income Fund
Steward International Enhanced Index Fund
Steward Select Bond Fund

b.           The following Steward Funds series of CSFI is a Fund under the Compliance Services Agreement:

Steward Small-Mid Cap Enhanced Index Fund

2. Capstone Church Capital Fund is a Company and a Fund under the Compliance Services Agreement

SCHEDULE B
Compensation

Each Fund shall pay compensation to CCS for its services and those of the Chief Compliance Officer (“CCO”), plus reimbursement for out-of-pocket expenses, as provided in this Schedule B.

CCS

As compensation for the services rendered by CCS under the Compliance Services Agreement dated August 17, 2011 (except for services of the CCO), the facilities furnished and the expenses assumed by CCS hereunder, each Fund shall pay to CCS at the end of each calendar month a fee at the annual rate of 0.025% of the average daily net assets of the Fund as determined and computed in accordance with the description of the method of determination of net asset value contained in the  prospectus and statement of additional information with respect to the Fund as in effect from time to time under the Securities Act of 1933. If CCS shall serve for less than any whole month, the compensation described in the preceding sentence shall be prorated.

CCO Fee

The base CCO Fee shall be paid at the end of each calendar month at the annual rates indicated in the following schedule for each “group of investment companies,” as defined in Rule 11a-3 under the Investment Company Act of 1940, as amended. The total base CCO fee payable each month for each group of investment companies shall be allocated among the Funds in the group based on the relative net assets of the Funds for that month.  Each Fund that is not part of a “group of investment companies” shall be charged a base CCO fee at the rate shown in the following schedule that is applicable for the first Fund in a group of investment companies.

Additional fees may be charged to an individual Fund that uses a Service Provider different from that used by the majority of Funds covered by the Agreement, that has complex securities or has higher risk compliance issues, as determined by CCS, subject to approval by the applicable board of directors or trustees.

Base CCO Fee for Funds in group:

1st                                First                                18,000.00
2nd                               Next                                16,500.00
3rd                                Next                                15,000.00
4th                                Next                                12,500.00
Thereafter                   All Others                       10,000.00

In accordance with the foregoing, the total annual CCO fees for the Funds listed on Schedule A are as follows:

Steward Funds (a group of investment companies containing five series):

Total annual base CCO fee -- $72,000.00
Additional fees                             -- $0.00
Total                                          $72,000.00

Church Capital Fund:

Total annual base CCO fee --  $18,000.00
Additional Fee                            $3,000.00
Total                                          $21,000.00

If the Chief Compliance Officer shall serve for less than any whole month, the compensation will be prorated. The board of directors or trustees of a Company may determine by resolution to increase the compensation of, or to pay a bonus to, the Chief Compliance Officer in any year with respect to one or more Funds, with such amount to be paid by the applicable Fund or Funds at such times as are determined by such board of directors or trustees.

Out-of-Pocket Expenses

The Funds shall provide to CCS reimbursement for reasonable expenses incurred by CCS or the Chief Compliance Officer related to travel outside the Houston area in connection with performing services under this Agreement, including but not limited to, transportation, meals, telephone calls, photocopying, binding and shipping of materials in connection with attendance at non-Houston meetings of a board of directors or trustees, or a committee thereof, or visits to Service Providers or the custodian of a Company or Fund.  An invoice detailing these out-of-pocket expenses, indicating any expenses that are specific to a particular Fund or to particular Funds, shall be submitted to the relevant Company or Companies at the end of each calendar month.  Out-of-pocket expenses that are attributable to a particular Fund or to particular Funds shall be allocated by the Companies to that Fund or to those Funds.  Other out-of-pocket expenses shall be allocated as deemed appropriate by the Companies.